Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES FINANCIAL RESULTS FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2018

Englewood, CO - April 1, 2019 - Ascent Capital Group, Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) has reported results for the three and twelve months ended December 31, 2018. Ascent is a holding company that owns Brinks Home Security™, one of the nation’s largest home security alarm monitoring companies.

Headquartered in the Dallas-Fort Worth area, Brinks Home Security provides security alarm monitoring services to approximately 922,000 residential and commercial customers as of December 31, 2018. Brinks Home Security’s long-term monitoring contracts provide high margin recurring revenue that results in predictable and stable cash flow.

Highlights1:

•	Ascent’s net revenue for the three and twelve months ended December 31, 2018 totaled $134.4 million and $540.4 million, respectively

•
Ascent’s net loss for the three and twelve months ended December 31, 2018 totaled $382.7 million and $698.0 million, respectively. Brinks Home Security’s net loss for the three and twelve months ended December 31, 2018 totaled $376.9 million and $678.8 million, respectively. Net loss for the three and twelve months ended December 31, 2018 includes goodwill impairment charges of $349.1 million and $563.5 million, respectively.

•
Ascent’s Adjusted EBITDA for the three and twelve months ended December 31, 2018 totaled $75.6 million and $280.8 million, respectively. Brinks Home Security’s Adjusted EBITDA for the three and twelve months ended December 31, 2018 totaled $76.0 million and $289.4 million, respectively

Results for the Three and Twelve Months Ended December 31, 2018

For the three months ended December 31, 2018, Ascent reported net revenue of $134.4 million, an increase of 0.7%. The increase in revenue for the three months ended December 31, 2018 included a $1.1 million favorable impact of the adoption of Topic 606, discussed below. For the twelve months ended December 31, 2018, net revenue totaled $540.4 million, a decrease of 2.4%. The reduction in revenue for the twelve months ended December 31, 2018 is due to the lower average number of subscribers in 2018. This decrease was partially offset by an increase in average recurring monthly revenue (“RMR”) per subscriber to $45.27 due to certain price increases enacted during the past twelve months. In addition, the Company recognized an $8.1 million increase in revenue for the twelve months ended December 31, 2018 from the favorable impact of the new revenue recognition guidance, Topic 606, adopted effective January 1, 2018. All revenues of Ascent are generated by its wholly-owned subsidiary, Brinks Home Security.

Ascent’s total cost of services, which are all incurred by Brinks Home Security, for the three months ended December 31, 2018 decreased 4.3% to $28.1 million. The decrease in cost of services for the three months ended December 31, 2018 is attributable to lower production volume in the direct to consumer sales channel which reduced expensed subscriber acquisition costs to $2.2 million for the three months ended December 31, 2018 as compared to $3.4 million for the three months ended December 31, 2017. Expensed subscriber acquisition costs include equipment and labor costs associated with the creation of new subscribers. Further contributing to the decrease in cost of services for the three months ended December 31, 2018 was fewer field service retention jobs, which reduced certain field service costs, and favorable impacts from a lower headcount. These decreases are partially offset by expensing $1.5 million of direct and incremental field service costs on new alarm monitoring agreements obtained in connection with a subscriber move (“Moves Costs”) for the three months ended December 31, 2018. Moves Costs, net, for the three months ended December 31, 2017 of $2.6 million were capitalized to the balance sheet, as discussed further below.

1. Comparisons are year-over-year unless otherwise specified.

For the twelve months ended December 31, 2018, Ascent’s total cost of services increased 8.2% to $128.9 million. The increase for the twelve months ended December 31, 2018 is primarily due to expensing Moves Costs of $8.6 million for the twelve months ended December 31, 2018. Upon adoption of the new revenue recognition guidance, Topic 606, all Moves Costs are expensed, whereas prior to adoption, certain Moves Costs were capitalized on the balance sheet. Moves Costs capitalized as Subscriber accounts, net, for the twelve months ended December 31, 2017 were $14.4 million. Subscriber acquisition costs in cost of services increased to $14.7 million for the twelve months ended December 31, 2018 as compared to $12.2 million for the twelve months ended December 31, 2017, which is attributable to increased production volume in the direct to consumer sales channel year-over-year. These increases were offset by reduced salary and wage expense due to lower headcount for the full year ended December 31, 2018.

Ascent’s selling, general & administrative ("SG&A") costs for the three months ended December 31, 2018, decreased 33.6% to $20.6 million which included an aggregate of $12.5 million in insurance receivable settlements reached with multiple carriers in connection with the 2017 legal settlement for class action litigation of alleged violation of telemarketing laws. Additionally, subscriber acquisition costs in SG&A decreased to $6.8 million for the three months ended December 31, 2018 as compared to $7.2 million for the three months ended December 31, 2017 on lower production volume in the direct to consumer sales channel. Offsetting these decreases were approximately $1.1 million in expenses associated with the Brinks Home Security rebranding and severance expense of $1.0 million related to a reduction in headcount event at Brinks Home Security.

Ascent’s SG&A costs for the twelve months ended December 31, 2018, decreased 22.2% to $130.6 million. The decrease in SG&A for the twelve month period is primarily attributable to a $28.0 million legal settlement recognized in the second quarter of 2017 for class action litigation of alleged violation of telemarketing laws and the 2018 recognition of an aggregate of $12.5 million in related insurance receivable settlements as discussed above. Additionally, there were decreases in stock based compensation expense, consulting fees related to Brinks Home Security cost reduction initiatives and general and administrative headcount. These decreases were offset by year over year increases in subscriber acquisition costs associated with the creation of new subscribers at Brinks Home Security. Subscriber acquisition costs in SG&A increased to $33.2 million for the twelve months ended December 31, 2018, as compared to $28.2 million for the twelve months ended December 31, 2017. Other increases in SG&A year-over-year included increased professional legal fees at Ascent, Brinks Home Security rebranding expense and severance expense related to transitioning Ascent executive leadership and a reduction in headcount at Brinks Home Security.

Brinks Home Security SG&A costs for the three and twelve months ended December 31, 2018 were $20.0 million and $118.9 million, respectively, as compared to $29.1 million and $155.9 million, respectively, for the three and twelve months ended December 31, 2017.

Ascent reported a net loss from continuing operations for the three and twelve months ended December 31, 2018 of $382.7 million and $698.0 million, respectively, compared to net loss from continuing operations of $16.0 million and $107.7 million in the prior year periods. The increase in net loss from continuing operations is primarily related to a goodwill impairment of $214.4 million recognized in the second quarter of 2018 and a further goodwill impairment of $349.1 million recognized in the fourth quarter of 2018, combined with the decreases in operating income discussed above.

Brinks Home Security reported a net loss for the three and twelve months ended December 31, 2018 of $376.9 million and $678.8 million, respectively, compared to a net loss of $14.6 million and $111.3 million in the prior year periods.

Ascent’s Adjusted EBITDA increased 3.8% to $75.6 million for the three months ended December 31, 2018. Ascent’s Adjusted EBITDA for the twelve months ended December 31, 2018 decreased 8.3% to $280.8 million. Brinks Home Security’s Adjusted EBITDA increased 3.0% to $76.0 million for the three months ended December 31, 2018. This increase is attributable to reduced subscriber acquisition costs, net of creation revenue, of $7.8 million for the three months ended December 31, 2018, as compared to $9.4 million for the three months ended December 31, 2017 and the increase in net revenue for the three months ended December 31, 2018 as discussed above. Brinks Home Security’s Adjusted EBITDA decreased 7.7% to $289.4 million in the twelve months ended December 31, 2018. This decrease is due to lower revenues, the expensing of Moves Costs, and higher subscriber acquisition costs, net of related revenue. Total subscriber acquisition costs, net of related revenue, for the year ended December 31, 2018 increased to $43.2 million, as compared to $35.5 million for the year ended December 31, 2017. Brinks Home Security’s Adjusted EBITDA as a percentage of net revenue for the three and twelve months ended December 31, 2018 was 56.5% and 53.6%, respectively, as compared to 55.2% and 56.7% in the prior year periods.

For a reconciliation of net loss from continuing operations to Adjusted EBITDA, please see the Appendix of this release.

	Year Ended December 31,
	2018	2017
Beginning balance of accounts	975,996	1,046,791
Accounts acquired	112,920	95,786
Accounts canceled (b)	(162,579)	(159,630)
Canceled accounts guaranteed by dealer and other adjustments (a) (b)	(4,587)	(6,951)
Ending balance of accounts	921,750	975,996
Monthly weighted average accounts	950,705	1,016,798
Attrition rate - Unit (b)	17.1%	15.7%
Attrition rate - RMR (b) (c)	14.9%	14.1%

(a)	Includes canceled accounts that are contractually guaranteed to be refunded from holdback.

(b)
Accounts canceled for the twelve months ending December 31, 2017 were recast to include an estimated 4,532 accounts included in Brinks Home Security’s Radio Conversion Program that canceled in excess of their expected attrition.

(c)
The RMR of canceled accounts follows the same definition as subscriber unit attrition as noted above. RMR attrition is defined as the RMR of canceled accounts in a given period, adjusted for the impact of price increases or decreases in that period, divided by the weighted average of RMR for that period.

Unit attrition increased from 15.7% for the twelve months ended December 31, 2017 to 17.1% for the twelve months ended December 31, 2018. The RMR attrition rate for the twelve months ended December 31, 2018 and 2017 was 14.9% and 14.1%, respectively. Contributing to the increase in unit and RMR attrition was fewer customers under contract or in the dealer guarantee period in the twelve months ended December 31, 2018, as compared to the prior period, and increased competition from new market entrants. The increase in the RMR attrition rate for the twelve months ended December 31, 2018 is partially offset by Brinks Home Security's more aggressive price increase strategy.

During the three and twelve months ended December 31, 2018, Brinks Home Security acquired 20,925 and 112,920 subscriber accounts, respectively, as compared to 18,363 and 95,786 subscriber accounts in the three and twelve months ended December 31, 2017. Accounts acquired for the years ended December 31, 2018 and 2017 reflect bulk buys of approximately 17,800 and 3,500 accounts, respectively. Bulk buys for the three months ended December 31, 2018 and 2017 were negligible.

Ascent Liquidity and Capital Resources

At December 31, 2018, on a consolidated basis, Ascent had $105.9 million of cash and cash equivalents. Subsequent to December 31, 2018, Ascent used an aggregate of approximately $70.7 million of its cash to make payments pursuant to the terms of the Settlement Agreement (as defined below) and an additional approximately $19.8 million of its cash to pay holders of its outstanding 4.00% Convertible Senior Notes due 2020 (the “Convertible Notes”) whose Convertible Notes were accepted for payment in the Amended Tender Offer (as defined below). Ascent may use a portion of its remaining cash and cash equivalents to decrease debt obligations, fund stock repurchases, or fund potential strategic acquisitions or investment opportunities.

At December 31, 2018, the existing long-term debt includes the principal balance of $1.9 billion under the Brinks Home Security 9.125% Senior Notes due 2020 (the “Senior Notes”), term loan and revolving credit facility under Brinks Home Security’s Credit Agreement, dated March 23, 2012 (as amended and restated, the “Credit Facility”) and Ascent’s Convertible Notes. The Convertible Notes had an outstanding principal balance of $96.8 million as of December 31, 2018 and mature July 15, 2020. Following the consummation of the transactions contemplated by the Settlement Agreement (as defined below) and the consummation of the Amended Tender Offer (as defined below), an aggregate principal amount of $260,000 of Convertible Notes remain outstanding. The Senior Notes have an outstanding principal balance of $585.0 million as of December 31, 2018 and mature on April 1, 2020. The Credit Facility term loan has an outstanding principal balance of $1.1 billion as of December 31, 2018 and requires principal payments of approximately $2.8 million per quarter with the remaining amount becoming due on December 31, 2022. As of December 31, 2018, the Credit Facility revolver has an outstanding balance of $144.2 million and a $600,000 standby letter of credit issued, which becomes due on September 30, 2021.

On February 14, 2019, Ascent repurchased approximately $75.7 million in aggregate principal amount of then outstanding Convertible Notes from certain then holders of Convertible Notes pursuant to the previously announced Settlement and Note Repurchase Agreement and Release (the “Settlement Agreement”), dated February 11, 2019, between Ascent and its directors and executive officers, on the one hand, and certain holders of Convertible Notes, on the other hand. Convertible Notes repurchased pursuant to the Settlement Agreement were cancelled.

On February 19, 2019, Ascent commenced a cash tender offer to purchase any and all of its outstanding Convertible Notes (the “Tender Offer”). On March 22, 2019, Ascent entered into transaction support agreements with holders of approximately $18.6 million in aggregate principal amount of the Convertible Notes then outstanding, pursuant to which Ascent agreed to increase the purchase price for the Convertible Notes in the Tender Offer to $950 per $1,000 principal amount of Convertible Notes, with no accrued and unpaid interest to be payable (as so amended, the “Amended Tender Offer”) and such holders agreed to tender, or cause to be tendered, into the Amended Tender Offer all Convertible Notes held by such holders. The Amended Tender Offer expired at 5:00 pm Eastern time on March 29, 2019 and the settlement date of the Amended Tender Offer was April 1, 2019. A total of $20.8 million in aggregate principal amount of Convertible Notes were accepted for payment pursuant to the Amended Tender Offer. The information in this press release shall not constitute an offer to purchase nor a solicitation of an offer to sell the Convertible Notes or any other securities of Ascent, nor shall there be any offer, solicitation or sale of such securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful.

The maturity date for each of the Credit Facility revolver and the Credit Facility term loan is subject to a springing maturity 181 days prior to the scheduled maturity date of the Senior Notes, or October 3, 2019, if Brinks Home Security is unable to refinance the Senior Notes by that date. As there is substantial doubt about Brinks Home Security’s ability to continue as a going concern, Brinks Home Security has received a going concern qualification in connection with its standalone external audit of its Annual Report on Form 10-K for the year ended December 31, 2018, which constitutes a default under the Credit Facility. Any default under the Credit Facility, if not waived or cured, may mature into an event of default thereunder. At any time after the occurrence of an event of default under the Credit Facility, the lenders may, among other options, declare any amounts outstanding under the Credit Facility immediately due and payable and terminate any commitment to make further loans under the Credit Facility. Such a default under the Credit Facility is also an event of default under the Senior Notes. Further, in connection with management’s negotiations with its creditors, Brinks Home Security did not make its Senior Notes interest payment due on April 1, 2019. The indenture governing the Senior Notes provides for a 30-day cure period on past due interest payments. If an event of default occurs and is continuing under the indenture governing the Senior Notes, the holders of the Senior Notes may declare the aggregate principal amount of the Senior Notes and any accrued interest on the Senior Notes to be immediately due and payable.

Brinks Home Security has obtained a waiver from the required revolving lenders under the Credit Facility and a forbearance from the required term lenders under the Credit Facility, in each case with respect to, among other things, the default in connection with the going concern qualification contained in Brinks Home Security’s external audit report of their Annual Report on Form 10-K for the year ended December 31, 2018 (the “Going Concern Default”), and, in each case through April 30, 2019, subject to the terms and conditions of the waiver and forbearance. The waiver obtained from the Credit Facility revolving loan lenders allows Brinks Home Security to continue to borrow under the revolving credit facility under the Credit Facility, up to $195,000,000 at an alternate base rate plus 3.00%. The forbearance obtained from the Credit Facility term lenders provides that the term loan lenders will not exercise remedies with respect to an event of default that may occur from the Going Concern Default. The Going Concern Default and any resulting event of default under the Credit Facility would continue, absent a waiver from the required revolving and term loan lenders, as applicable.

Brinks Home Security has engaged financial and legal advisors to advise it regarding potential alternatives to address the issues described above. There can be no assurance that any restructuring will be possible on acceptable terms, if at all. Brinks Home Security may not be able to come to an agreement that is acceptable to all of its stakeholders. Brinks Home Security’s failure to reach an agreement on the terms of a restructuring with its stakeholders would have a material adverse effect on its and Ascent’s liquidity, financial condition and results of operations, including potentially requiring Brinks Home Security to file a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in order to implement a restructuring plan.These matters raise substantial doubt regarding Ascent’s ability to continue as a going concern within one year from the date Ascent’s financial statements as of and for the year ended December 31, 2018 are issued. As a result, Ascent’s consolidated financial statements as of and for the year ended December 31, 2018 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

Conference Call

Ascent will not host an earnings call or webcast due to its previously disclosed decision to consider strategic alternatives with respect to Ascent or Brinks Home Security. Ascent has not set a definitive timetable for completing the review, and there can be no assurance that the process will result in a transaction or a restructuring of Brinks Home Security. Ascent does not intend to disclose developments or provide updates on the progress or status of this process or discuss its results of operations with investors unless and until further disclosure is appropriate or required. No assurance can be given of the outcome of the strategic alternatives review process, including whether any transaction will result or the associated timing or terms.
Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential and expansion, the success of new products and services, account creation and related costs, anticipated account generation, future financial performance and prospects, anticipated sources and uses of capital, obtaining or maintaining any waiver or forbearance with respect to the Credit Facility and Senior Notes, the ability of Ascent and Brinks Home Security to continue as going concerns, potential restructurings and strategic transactions and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of our services, technological innovations in the alarm monitoring industry, competitive issues, continued access to capital on terms acceptable to Ascent and/or Brinks Home Security, our ability to capitalize on acquisition opportunities, general market and economic conditions and changes in law and government regulations. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Forms 10-K and 10-Q for additional information about Ascent and about the risks and uncertainties related to Ascent's business which may affect the statements made in this press release.

About Ascent Capital Group and Brinks Home Security

Ascent Capital Group, Inc. (Nasdaq: ASCMA) is a holding company whose primary subsidiary operates as Brinks Home Security™, one of the largest home security and alarm monitoring companies in the U.S. Headquartered in the Dallas-Fort Worth area, Brinks Home Security secures approximately 922,000 residential and commercial customers through highly responsive, simple security solutions backed by expertly trained professionals. The company has the nation’s largest network of independent authorized dealers - providing products and support to customers in the U.S., Canada and Puerto Rico - as well as direct-to-consumer sales of DIY and professionally installed products. For more information on Ascent, see http://ir.ascentcapitalgroupinc.com.

Contact:
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
Amounts in thousands, except share amounts

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$105,921	10,465
Restricted cash	189	—
Marketable securities, at fair value	—	105,958
Trade receivables, net of allowance for doubtful accounts of $3,759 in 2018 and $4,162 in 2017	13,121	12,645
Prepaid and other current assets	32,202	11,175
Total current assets	151,433	140,243
Property and equipment, net of accumulated depreciation of $40,827 in 2018 and $37,915 in 2017	36,549	32,823
Subscriber accounts and deferred contract acquisition costs, net of accumulated amortization of $1,621,242 in 2018 and $1,439,164 in 2017	1,195,463	1,302,028
Dealer network and other intangible assets, net of accumulated amortization of $0 in 2018 and $42,806 in 2017	—	6,994
Goodwill	—	563,549
Deferred income tax asset, net	783	—
Other assets	29,316	9,348
Total assets	$1,413,544	2,054,985
Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$12,668	11,092
Other accrued liabilities	36,006	56,282
Deferred revenue	13,060	13,871
Holdback liability	11,513	9,309
Current portion of long-term debt	1,895,175	11,000
Total current liabilities	1,968,422	101,554
Non-current liabilities:
Long-term debt	—	1,778,044
Long-term holdback liability	1,770	2,658
Derivative financial instruments	6,039	13,491
Deferred income tax liability, net	—	13,311
Other liabilities	2,742	3,255
Total liabilities	1,978,973	1,912,313
Commitments and contingencies
Stockholders’ (deficit) equity:
Preferred stock, $0.01 par value. Authorized 5,000,000 shares; no shares issued	—	—
Series A common stock, $.01 par value. Authorized 45,000,000 shares; issued and outstanding 12,080,683 and 11,999,630 shares at December 31, 2018 and December 31, 2017, respectively	121	120
Series B common stock, $.01 par value. Authorized 5,000,000 shares; issued and outstanding 381,528 shares at both December 31, 2018 and December 31, 2017	4	4
Series C common stock, $0.01 par value. Authorized 45,000,000 shares; no shares issued	—	—
Additional paid-in capital	1,425,325	1,423,899
Accumulated deficit	(1,998,487)	(1,277,118)
Accumulated other comprehensive income (loss), net	7,608	(4,233)
Total stockholders’ (deficit) equity	(565,429)	142,672
Total liabilities and stockholders’ (deficit) equity	$1,413,544	2,054,985

See accompanying notes to condensed consolidated financial statements.

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income (Loss)
Amounts in thousands, except shares and per share amounts

	Year Ended December 31,
	2018	2017	2016
Net revenue	$540,358	553,455	570,372
Operating expenses:
Cost of services	128,939	119,193	115,236
Selling, general and administrative, including stock-based and long-term incentive compensation	130,637	167,887	125,892
Radio conversion costs	—	450	18,422
Amortization of subscriber accounts, deferred contract acquisition costs and other intangible assets	211,639	236,788	246,753
Depreciation	11,457	8,844	8,435
Loss on goodwill impairment	563,549	—	—
Gain on disposal of operating assets	—	(21,217)	—
	1,046,221	511,945	514,738
Operating income (loss)	(505,863)	41,510	55,634
Other expense (income), net:
Interest income	(2,439)	(2,446)	(2,282)
Interest expense	191,202	152,257	132,269
Unrealized loss on derivative financial instruments	3,151	—	—
Refinancing expense	13,356	—	9,500
Other expense (income), net	(1,478)	(242)	140
	203,792	149,569	139,627
Loss from continuing operations before income taxes	(709,655)	(108,059)	(83,993)
Income tax expense (benefit) from continuing operations	(11,611)	(408)	7,251
Net loss from continuing operations	(698,044)	(107,651)	(91,244)
Discontinued operations:
Income from discontinued operations, net of income tax of $0	—	92	—
Net loss	(698,044)	(107,559)	(91,244)
Other comprehensive income (loss):
Foreign currency translation adjustments	758	782	(1,032)
Unrealized holding gain (loss) on marketable securities, net	(3,900)	2,828	1,956
Unrealized gain on derivative contracts, net	14,378	1,582	4,589
Total other comprehensive income (loss), net of tax	11,236	5,192	5,513
Comprehensive loss	$(686,808)	$(102,367)	$(85,731)

Basic and diluted income (loss) per share:
Continuing operations	$(56.54)	$(8.83)	$(7.44)
Discontinued operations	—	0.01	—
Net loss	$(56.54)	$(8.82)	$(7.44)

Weighted average Series A and Series B shares - basic and diluted	12,346,804	12,195,530	12,256,895
Total issued and outstanding Series A and Series B shares at period end	12,462,211	12,381,158	12,351,011

See accompanying notes to condensed consolidated financial statements.

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Amounts in thousands

	Year Ended December 31,
	2018	2017	2016
Cash flows from operating activities:
Net loss	$(698,044)	(107,559)	(91,244)
Adjustments to reconcile net loss to net cash provided by operating activities:
Income from discontinued operations, net of income tax	—	(92)	—
Amortization of subscriber accounts, deferred contract acquisition costs and other intangible assets	211,639	236,788	246,753
Depreciation	11,457	8,844	8,435
Stock-based and long-term incentive compensation	1,451	7,431	6,984
Deferred income tax expense (benefit)	(14,094)	(4,474)	4,201
Gain on disposal of operating assets	—	(21,217)	—
Non-cash legal settlement reserve (related insurance recovery)	(2,750)	23,000	—
Amortization of debt discount and deferred debt costs	41,430	11,111	10,670
Refinancing expense	13,356	—	9,500
Unrealized loss on derivative financial instruments	3,151	—	—
Bad debt expense	12,300	11,014	10,785
Loss on goodwill impairment	563,549	—	—
Other non-cash activity, net	(2,199)	(4,057)	(3,210)
Changes in assets and liabilities:
Trade receivables	(12,776)	(9,790)	(11,032)
Prepaid expenses and other assets	(14,576)	(1,669)	325
Subscriber accounts - deferred contract acquisition costs	(5,418)	(3,064)	(2,947)
Payables and other liabilities	(15,545)	(6,361)	(317)
Operating activities from discontinued operations, net	—	(3,408)	—
Net cash provided by operating activities	92,931	136,497	188,903
Cash flows from investing activities:
Capital expenditures	(14,903)	(14,393)	(9,180)
Cost of subscriber accounts acquired	(140,450)	(142,909)	(201,381)
Purchases of marketable securities	(39,022)	(26,634)	(5,036)
Proceeds from sale of marketable securities	143,316	1,108	15,184
Proceeds from the disposal of operating assets	—	32,612	—
Net cash used in investing activities	(51,059)	(150,216)	(200,413)
Cash flows from financing activities:
Proceeds from long-term debt	248,800	187,950	1,280,700
Payments on long-term debt	(184,100)	(175,250)	(1,238,059)
Payments of financing costs	(10,739)	—	(16,946)
Value of shares withheld for share-based compensation	(188)	(835)	(358)
Purchases and retirement of common stock	—	—	(7,140)
Net cash provided by financing activities	53,773	11,865	18,197
Net increase (decrease) in cash, cash equivalents and restricted cash	95,645	(1,854)	6,687
Cash, cash equivalents and restricted cash at beginning of period	10,465	12,319	5,632
Cash, cash equivalents and restricted cash at end of period	$106,110	10,465	12,319
Supplemental cash flow information:
State taxes paid, net	$2,517	2,713	2,645
Interest paid	150,003	140,706	120,873
Accrued capital expenditures	552	272	558

See accompanying notes to condensed consolidated financial statements.

Adjusted EBITDA

We evaluate the performance of our and Brinks Home Security's operations based on financial measures such as revenue and "Adjusted EBITDA." Adjusted EBITDA is defined as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization (including the amortization of subscriber accounts, dealer network and other intangible assets), restructuring charges, stock-based compensation, and other non-cash or non-recurring charges. Ascent believes that Adjusted EBITDA is an important indicator of the operational strength and performance of its and Brinks Home Security's business, including the ability to fund its and Brinks Home Security's ongoing acquisition of subscriber accounts, its and Brinks Home Security's capital expenditures and to service its and Brinks Home Security's debt. In addition, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to certain adjustments, by which Brinks Home Security's covenants are calculated under the agreements governing its debt obligations. Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles in the United States ("GAAP"), should not be construed as an alternative to net income or loss and is indicative neither of our nor Brinks Home Security's results of operations nor of cash flows available to fund all of our or Brinks Home Security's cash needs. It is, however, a measurement that Ascent believes is useful to investors in analyzing its and Brinks Home Security's operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure. As companies often define non-GAAP financial measures differently, Adjusted EBITDA as calculated by Ascent and Brinks Home Security should not be compared to any similarly titled measures reported by other companies.

The following table provides a reconciliation of Ascent's Net loss from continuing operations to total Adjusted EBITDA for the periods indicated (amounts in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net loss from continuing operations	$(382,744)	(16,020)	(698,044)	(107,651)
Amortization of subscriber accounts, deferred contract acquisition costs and other intangible assets	50,666	57,892	211,639	236,788
Depreciation	3,079	2,409	11,457	8,844
Stock-based compensation	(37)	1,261	1,615	7,229
Radio conversion costs	—	67	—	450
Legal settlement reserve (related insurance recovery)	(12,500)	—	(12,500)	28,000
Severance expense (a)	1,059	88	4,014	1,363
LiveWatch acquisition contingent bonus charges	63	(1,557)	250	189
Rebranding marketing program	1,055	—	7,410	880
Integration / implementation of company initiatives	321	5	516	2,425
Gain on revaluation of acquisition dealer liabilities	—	—	(240)	(1,358)
Impairment of capitalized software	—	—	—	713
Loss on goodwill impairment	349,149	—	563,549	—
Gain on disposal of operating assets	—	—	—	(21,217)
Interest income	(560)	(871)	(2,439)	(2,446)
Interest expense	71,185	38,246	191,202	152,257
Unrealized loss on derivative financial instruments	3,151	—	3,151	—
Refinancing expense	6,625	—	13,356	—
Unrealized (gain) loss on marketable securities, net	—	—	(3,251)	220
Release of foreign currency translation adjustments	758	—	758	—
Income tax expense (benefit) from continuing operations	(15,650)	(8,649)	(11,611)	(408)
Adjusted EBITDA	$75,620	72,871	280,832	306,278

Expensed Subscriber acquisition costs, net
Gross subscriber acquisition costs	$8,951	10,554	47,874	40,312
Revenue associated with subscriber acquisition costs	(1,189)	(1,158)	(4,678)	(4,852)
Expensed Subscriber acquisition costs, net	$7,762	9,396	43,196	35,460

(a)
Severance expense for the year ended December 31, 2018 related to transitioning executive leadership at Ascent and a reduction in headcount event at Brinks Home Security. Severance expense for the year ended December 31, 2017 related to transitioning executive leadership and a reduction in headcount event at Brinks Home Security.

The following table provides a reconciliation of Brinks Home Security’s Net loss to total Adjusted EBITDA for the periods indicated (amounts in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net loss	$(376,911)	(14,642)	(678,750)	(111,295)
Amortization of subscriber accounts, deferred contract acquisition costs and other intangible assets	50,666	57,892	211,639	236,788
Depreciation	3,074	2,403	11,434	8,818
Stock-based compensation	(329)	222	474	2,981
Radio conversion costs	—	67	—	450
Legal settlement reserve (related insurance recovery)	(12,500)	—	(12,500)	28,000
Severance expense (a)	1,059	88	1,059	1,363
LiveWatch acquisition contingent bonus charges	63	(1,557)	250	189
Rebranding marketing program	1,055	—	7,410	880
Integration / implementation of company initiatives	321	5	516	2,425
Gain on revaluation of acquisition dealer liabilities	—	—	(240)	(1,358)
Impairment of capitalized software	—	—	—	713
Loss on goodwill impairment	349,149	—	563,549	—
Interest expense	66,220	36,512	180,770	145,492
Unrealized loss on derivative financial instruments	3,151	—	3,151	—
Refinancing expense	6,541	—	12,238	—
Income tax expense (benefit)	(15,591)	(7,223)	(11,552)	(1,893)
Adjusted EBITDA	$75,968	73,767	289,448	313,553

Expensed Subscriber acquisition costs, net
Gross subscriber acquisition costs	$8,951	10,554	47,874	40,312
Revenue associated with subscriber acquisition costs	(1,189)	(1,158)	(4,678)	(4,852)
Expensed Subscriber acquisition costs, net	$7,762	9,396	43,196	35,460

(a)
Severance expense for the year ended December 31, 2018 related to a reduction in headcount event. Severance expense for the year ended December 31, 2017 related to transitioning executive leadership and a reduction in headcount event.